EXHIBIT 10.2

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Separation Agreement”) is entered into effective as of May 13, 2024 (the “Effective Date”) by and among Brendan Keating, individually (“Keating”), and Boston Omaha Asset Management, LLC, a Delaware limited liability company (the “Company”). Keating and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, Company and Keating are parties to that certain Services Agreement dated January 6, 2023 (the “Services Agreement”);

WHEREAS, Keating was employed by the Company as its Co-Managing Partner;

WHEREAS, Keating’s engagement and employment with the Company terminated effective on April 30, 2024 (“Termination Date”); and

WHEREAS, the Parties wish to confirm the terms and conditions of Keating’s separation from the Company.

NOW, THEREFORE, in consideration of One Hundred Dollars ($100) and the foregoing and following waivers, representations, covenants and agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1.	Recitals.

The recitals (together with the defined terms contained therein) are intended to be substantive provisions of this Separation Agreement and are incorporated by this reference into this Separation Agreement as a substantive part of this Separation Agreement.

Section 2.	Separation.

The Parties acknowledge and agree that Company and Keating have mutually and voluntarily terminated the Services Agreement and Keating’s employment effective as of the Termination Date.

Section 3.	Post Termination Waivers

(a)    The Company and Keating hereby agree that the non-solicitation of customers, non-solicitation of prospective customers, non-recruitment of employees and the business opportunity rights restrictive covenants set forth in Section 4(D)(ii) to 4(D)(v) of the Service Agreement shall not survive termination of the Services Agreement and that such restrictive covenants shall be deemed terminated and of no further force and effect as of the Termination Date.

(b)    The Company and Keating hereby agree that Keating shall be free to utilize the Company’s data relating to the real estate asset management operations that relate to Keating in connection with his provision of future real estate and asset management services, regardless if such information was prepared by Keating during the term of the Services Agreement, including, but not limited to real property portfolio information, leasing terms and metrics, tenant relations, financial statements and performance, value add strategies, real estate acquisition and disposition information, rate and pricing terms, occupancy rates, capital improvement plans, management protocols, prior asset performance and analytics, investors and lender participants and other related real estate asset management and operations data (collectively referred to “Asset Management Information”) and such Asset Management Information shall not be deemed trade secrets or confidential information of the Company. The Company and Keating hereby agree that the trade secrets or confidential information restrictive covenant set forth in Section 4(D)(i) of the Service Agreement shall not apply to the Asset Management Information; provided, however, except as otherwise set forth in this Agreement or consented to by Company, Keating shall continue to treat Company corporate data as confidential, which shall include corporate legal document and contract terms, internal memos, emails, and communications, governance protocols, board meetings minutes, corporate level financial information and regulatory compliance information and other related corporate organizational proprietary information (collectively referred to “Corporate Information”). Keating shall not disclose or share such Corporate Information with others outside of the Company and shall remain bound by the post-engagement obligations set forth in Section 4(D)(i) of the Services Agreement in connection with such Corporate Information. Additionally, Keating shall maintain continued access to all email addresses and database systems utilized under the Services Agreement.

(c)    The Company and Keating hereby agree that all restrictive covenants set forth in Section 4(D)(ii) to 4(D)(v) of the Service Agreement shall not survive termination of the Services Agreement, and Company terminates and waives any and all restrictions set forth in the Services Agreement in connection with the “Restriction Period” as defined therein, including Company termination and waiver of the non-solicitation of customers, non-solicitation of prospective customers, non-recruitment of employees and the business opportunity rights set forth therein. The restrictive covenant of non-solicitation of customers, non-solicitation of prospective customers, non-recruitment of employees and the business opportunity rights are hereby void and of no further force and effect.

(d)    Keating is free, without limitation, to solicit any customer or prospective customer of the Company for the purpose of offering investment interests, selling or providing real estate asset management services, acting as a manager (or the equivalent), or otherwise earning customary asset management fees and compensation as a manager (or the equivalent), of an asset manager that may or be deemed to compete with any existing business of (i) the Company, or (ii) any currently existing or future, direct or indirect, subsidiary of the Company; and to recruit, engage or hire any employee of the Company for any purpose including providing real estate asset management services.

(e)    Keating is not restricted by or subject to any obligation or right to first provide the Company an opportunity to any business, including any business that involves the management of assets for compensation, and Keating is free, without limitation, to pursue future investment from customers, prospective customers, and investors of the Company for the purposes of selling or providing real estate asset management services, acting as a manager (or the equivalent), or otherwise earning customary asset management fees and compensation as a manager (or the equivalent), of an asset manager that may or be deemed to compete with any existing business of (i) the Company or (ii) any currently existing or future, direct or indirect, subsidiary of the Company.

(f)    Any and all data relating to the real estate asset management operations of the Company including Keating’s “track record” shall not be deemed a “Trade Secret” of the Company as relates to Keating, and Keating shall be free, without limitation, to utilize such data and information in connection with any and all future real estate and asset management services, regardless if such information was prepared by Keating during the term of the Services Agreement. Additionally, Keating shall maintain continued access to all email addresses and database systems utilized under the Services Agreement.

To the extent necessary, the Services Agreement shall be deemed amended and modified in accordance with the terms set forth above and any conflict they may exist between the terms of the Services Agreement and this Separation Agreement, then this Separation Agreement shall control.

Section 4.	Release and Waiver.

As of the Effective Date, the Parties agree to release and waive claims against each other as provided for below.

(a)    In consideration of the representations, waivers, covenants, and promises contained herein, Keating hereby irrevocably and absolutely releases and forever discharges the Company and its parent entities, subsidiaries, employees, assigns, agents, insurers, affiliates, officers, members, managers, owners, successors, predecessors, attorneys, representatives and others acting by or through them, from any and all past, present, or future claims, damages (including attorney fees), demands, actions or causes of action of any kind or nature, whether known or unknown, whether under contract or tort, that Keating, his heirs, executors, administrators, and assigns, has, or may have, whether known or unknown, present or contingent, up to and including the Effective Date of this Separation Agreement (collectively the “Claims”), Claims arising out of Keating’s employment with Company, any Claim arising from any agreement, policy or plan of Company, including, but not limited to, the Services Agreement, and any Claim under any federal, state or local statutory or common laws, including, but not limited to, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and the Nevada Fair Employment Practices Act, all as amended. The Parties acknowledge and agree that this release does not apply to a claim to enforce this Separation Agreement. This release also does not extend to claims based solely on conduct that occurs after the Effective Date.

(b)    In consideration of the representations, waivers, covenants, and promises contained herein, the Company, on its behalf, as well as on behalf of their parent entities, subsidiaries, employees, assigns, agents, insurers, affiliates, officers, members, managers, owners, successors, predecessors, attorneys, representatives and others acting by or through them, hereby irrevocably and absolutely release and forever discharge Keating, his spouse, assigns, and others acting by or through him, from any and all past, present, or future claims, demands, obligations, actions, causes of action, or administrative or other proceedings of whatever kind or nature, whether in law, statute, or equity and whether known or unknown, present or contingent, for damages, costs, losses, expenses, compensation, and legal fees which the Company has held or now holds, whether known or unknown, arising directly or indirectly out of or involving the Services Agreement between Keating and the Company, with the sole exception of a claim to enforce this Separation Agreement. This release does not extend to claims based solely on conduct that occurs after the Effective Date.

The Parties represent and warrant that they fully understand that the facts presently known to them may later be found to be different, and expressly accept and assume the risk that the facts may be found to be different. The release and waiver contained herein shall be effective in all respects and shall not be subject to termination or rescission because of any such difference in facts. Thus, for the purpose of implementing a full and complete release and discharge, the Parties expressly acknowledge that this Separation Agreement is intended to include in its effect without limitation, all claims which they do not know or suspect to exist at the time of execution hereof, and that this Separation Agreement contemplates the extinguishment of any such claim or claims and does specifically waive any claim or demand including any such claim or demand, which has been omitted from this Separation Agreement either through oversight or error intentionally or unintentionally or through mutual mistake.

Section 5.	Indemnification

The Company hereby covenants and agrees that Company shall indemnify and hold Keating harmless from and against any and all claims, demands, losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys’ fees and other costs of defense), whatsoever kind or nature, presently known or unknown, actual or contingent, asserted or unasserted, foreseeable or unforeseeable, caused by or arising out of (i) operation of the Company from and after the Termination Date, (ii) any third party that has or may have now or in the future against the Company or Keating with regard to Keating’s involvement in the Company, and (iii) winding down the affairs of the Company and future dissolution of the Company. The Company agrees that this Separation Agreement does not limit, restrict, or preclude any coverage or protection of Keating under any directors and officers insurance maintained by the Company.

Section 6.	No Waiver of Breaches of Agreement.

The failure of any Party to insist upon strict compliance by the other Party with any of the covenants or restrictions contained in this Separation Agreement shall not be construed as a waiver, nor shall any course of action deprive any Party of the right to require strict compliance with this Separation Agreement.

Section 7.	No Admission.

Each party agrees that neither this Separation Agreement nor any obligations under this Separation Agreement constitute an admission by any party of any violation of any federal, state or local laws, rules or regulations or of any liability under contract or tort theories. The Company and Keating each specifically disclaim any wrongdoing whatsoever against the other party.

Section 8.	Representations.

The Company and Keating each represent and warrant that each of them has the sole right and exclusive authority to execute this Separation Agreement, and that neither of them has sold, assigned, transferred, conveyed, or otherwise previously disposed of any claim or demand released pursuant to Section 4 of this Separation Agreement.

Section 9.	Complete Agreement and Modifications.

This Separation Agreement constitutes the entire agreement among the Parties with regard to the respective subject matter and, except as otherwise stated herein, shall supersede any and all prior and contemporaneous representations, contracts or agreements of any nature. The Services Agreement is incorporated herein by reference. Any modification of any provision of this Separation Agreement shall not be valid unless in writing and executed by the Parties. The Parties further agree that each is signing this Separation Agreement voluntarily and without coercion, intimidation or threat of retaliation and after consultation with independent legal counsel.

Section 10.	Knowing Waiver.

Each of the Parties represents that it or he has read this Separation Agreement, and understands each of the terms of this Separation Agreement. Each of the Parties further understands that it or he has entered into and executed this Separation Agreement voluntarily and willingly. Further, the Parties acknowledge and understand that Stibor Group, LLC, a Nevada limited liability company, dba “Davis Stibor”, has acted as legal counsel to the Company and Keating in connection with certain real estate asset management services. The Parties are hereby advised to consult with their own attorney regarding all legal matters concerning this Separation Agreement and has done so to the extent it considers necessary. The Parties acknowledges and understands that the interests of each Party is different with respect to this Separation Agreement from the interests of each other Party, and each Party waives any conflict of interest that may exist with respect to the preparation of this Separation Agreement.

Section 11.	Review Period.

Keating is hereby advised to consult with an attorney prior to signing this Separation Agreement. Keating acknowledges that he has been represented in connection with this Separation Agreement. Keating confirms and acknowledges that he has read and understands this Separation Agreement and that he has signed this Separation Agreement freely and voluntarily with the intent to fully release the Company from any and all Claims. Keating further acknowledges that he has been given up to twenty-one (21) days to consider signing this Separation Agreement (the “Review Period”). Keating further acknowledges and agrees that by signing this Separation Agreement prior to the expiration of the Review Period, Keating knowingly and voluntarily waives the Review Period and surrenders whatever rights or claims he may have to challenge the Separation Agreement because the Review Period did not expire before he signed the Separation Agreement.

Section 12.	Right of Revocation.

Keating acknowledges and understands that he may revoke this Separation Agreement for a period of up to seven (7) days after he executes it (not counting the day it is signed). To revoke this Separation Agreement, Keating must give written notice to the Company stating that he wishes to revoke this Separation Agreement, by providing notice by hand-delivery or mail to the Company, 1601 Dodge Street, Suite 3300, Omaha, NE 68102, Attn: Adam Peterson. This Separation Agreement shall become effective and enforceable on the eighth (8th) day following his return of an executed copy of this Separation Agreement to the Company, assuming it has not been revoked, or upon execution by both parties, whichever is later (the “Effective Date”).

Section 13.	Severability.

If any provision of this Separation Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Separation Agreement shall not be impaired thereby.

Section 14.	Successors and Assigns.

The benefits and obligations under this Separation Agreement shall be binding upon and shall inure to and may be enforced by the Parties and their respective successors and permitted assign, personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

Section 15.	Counterparts.

This Separation Agreement may be executed via facsimile or other electronic signature in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Separation Agreement.

Section 16.	Applicable Law and Jurisdiction

This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereof. Each of the Parties agrees that all actions, suits or proceedings arising out of or based upon this Separation Agreement, or the subject matter hereof shall be brought and maintained exclusively in the state or federal courts located in Clark County, Nevada. Each of the Parties by execution hereof (a) hereby irrevocably submits to the jurisdiction of the state and federal courts located in the Clark County, Nevada, for the purpose of any action arising out of or based upon this Separation Agreement or the subject matter hereof and (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that it is immune from extraterritorial injunctive relief, that its property is exempt or immune from attachment or execution, that any such action may not be brought or maintained in the above-named court, should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than the above-named court, should be stayed by virtue of the pendency of any other action in any court other than the above-named court, or that this Separation Agreement or the subject matter hereof may not be enforced in or by the above-named court. Each of the Parties hereby consents to service of process in any such action in any manner permitted by the laws of the State of Nevada. The provisions of this Section shall not restrict the ability of any Party to enforce in any court any judgment obtained in the state or federal courts located in the State of Nevada, Clark County.

Section 17.	Further Assurances.

Each Party will execute and deliver any further instruments or documents, and take all further action, reasonably requested by the other party to carry out the transactions contemplated by this Separation Agreement.

Section 18.	Notices.

All notices, reports, records, or other communications which are required or permitted to be given to the Parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by facsimile or other electronic transmission or by overnight courier, to the receiving Party at the address listed on the signature page to this Agreement, or to such other address as such Party may have given to the other by notice pursuant to Section 17 of the Services Agreement. Notice shall be deemed given on the date of delivery, in the case of personal delivery or facsimile or other electronic transmission, or on the delivery or refusal date, in the case of overnight courier.

[Signature Page Follows]

WHEREFORE, the Parties voluntarily enter into this Separation Agreement by affixing their signatures on the date set forth below to be effective as of the Effective Date.

COMPANY:

Boston Omaha Asset Management, LLC

a Delaware limited liability company

By: /s/ Adam K. Peterson

Adam K. Peterson, Manager

KEATING:

/s/ Brendan J. Keating

Brendan J. Keating, individually